EXHIBIT 99.1

PRESS STATEMENT

NAMI CORP., VIA ITS WHOLLY-OWNED SUBSIDIARY, RECEIVES SEA SAND MINING LICENCE

Kuala Lumpur, Malaysia, 24 January 2019 — NAMI Corp., via its wholly-owned subsidiary SBS Mining Corporation Sdn Bhd (“SBS”), in a joint venture with JHW Holdings Sdn Bhd, a private limited company incorporated in Malaysia (“JHW”; and together with SBS and NAMI Corp., the “Group”) received a sea sand mining licence from the Ministry of Water, Land and Natural Resources (Kementerian Air, Tanah dan Sumber Asli) (“KATS”) on 10 January 2019. This mining licence is in full force and effect for 3 years until 9 January 2022.

Chairman of NAMI Corp., Tan Sri Dato’ Sri Ong Tee Keat (right) and Executive Director of JHW, Encik Syed Najmee bin Syed Nahar Shahabuddin hold the mining licence received from KATS.

The offshore sea sand concession site is located on the east coast of Peninsular Malaysia occupying an area spanning 20.57km², within the jurisdiction of the state of Terengganu, Malaysia.

The Group has fulfilled all regulatory requirements and obtained necessary approvals from all governmental agencies including Department of Environment (“DOE”) (Jabatan Alam Sekitar), Department of Mineral and Geoscience Malaysia (Jabatan Mineral dan Geosains Malaysia) (“JMG”) and all 13 agencies under the jurisdiction of the state and federal governments of Malaysia.

The Group is committed to comply with all regulatory requirements in the countenance of encompassing and emboldening socio-environmental development. As such, it had initiated a conscientious process in the preparation of Environmental Impact Assessment (“EIA”) report which was subsequently submitted in July 2018 and was duly approved by the DOE on 2 September 2018. In addition to preparing the EIA, the Group also obtained approval from JMG on 14 September 2018, and finally, sea sand mining licence was approved by KATS on 10 January 2019.

The various approvals by the authority signify the Group’s commitment towards the socio-environment and stringent requirements by all regulatory bodies.

With the approval of the mining licence, the Group is expected to begin its sea sand mining operation in the 1st half of 2019.

The Group has received multiple interests and inquiries on its sea sand, from both domestic and international parties. It looks forward to finalising the sale and purchase agreement with prospective buyers upon receiving the export licence from KATS in 2019.

Towards becoming a global diversified mining group

In addition to sea sand mining venture, NAMI Corp., via its subsidiary SBS, is specialised in the trade of bauxite, the principal ore of aluminium. It endeavours to export the significant stock in hand in creating values for NAMI Corp.’s performance amidst high international demand.

NAMI Corp. aspires to become a global diversified mining company and is actively engaging in plans to expand by communicating with prospective mining businesses. It is currently in the midst of preparing an acquisition with its related party company in Malaysia for a possible acquisition. The related party company owns a granite mining concessionaire located at the Kampar district within the state of Perak, Malaysia spanning an area estimated at 6.07 hectares (approximately 15 acres). NAMI Corp. envisions finalising the said exercise in 2019.

Together with sea sand mining and bauxite trade, the granite mining venture is a conspicuous step towards NAMI Corp’s foray into diversifying and strengthening its mining ventures and becoming a global diversified mining group.

About NAMI Corp.

NAMI Corp. (OTC Pink: NINK), via its operating subsidiaries, is principally engaged in the acquisition, exploration, discovery, development, mining, and production of mineral resources and properties, specifically, bauxite, sea sand and granite. NAMI Corp.’s expertise in the field places it at the forefront of the industry. Gearing up to be a regional player, NAMI Corp. is committed to creating sustainable growth through responsible mining and delivering results to stakeholders.

Information about NAMI Corp. is available at http://www.nink-cs.com

For Investor Relations:

Loo Ching Lian (Christelle)

Investor Relations Manager

christelle@nami-corp.com

6 (03) 2242 4913

Office registered office:

112 North Curry Street, Carson City, 89703-4934

Affiliate Office:

Unit M2-3, Level M2, The Vertical Podium Avenue 3, Bangsar South City, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia

Forward-Looking Statements

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